Exhibit 99.1
PRESS RELEASE
First Half 2017 Results
Continued traction for our all-in-one converged "WIGO" bundles: 224,400 subscribers at June 30, 2017 with 35,800 net subscribers added in Q2 2017 and revamped offers as of late June 2017.
Adjusted EBITDA of €592.4 million in H1 2017 (+5% yoy rebased), which included a two-week impact from SFR Belux, and net profit of €76.8 million versus a net loss of €19.6 million in H1 2016.
Full year 2017 outlook reconfirmed post SFR BeLux integration, on track to achieve a 5-7% Adjusted EBITDA(a) CAGR over the 2015-2018 period.

►The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market.

Brussels, August 2, 2017 – Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) announces its unaudited consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU IFRS”) for the six months ended June 30, 2017.

HIGHLIGHTS

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Continued traction for our "WIGO" bundles, resulting in 224,400 "WIGO" subscribers at June 30, 2017. Robust net inflow of 35,800 "WIGO" subscribers in Q2 2017, whereas net subscriber growth for our fixed cable services continued to be impacted by the intensely competitive environment.

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Accelerated net mobile postpaid subscriber growth in Q2 2017 (+60,200) driven by continued traction for our "WIGO" bundles and promotional offers at BASE. Our total number of 2,838,700 active mobile subscribers reflected the removal of 53,300 non-registered prepaid SIMs from our subscriber count.

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BASE integration well under way as we already upgraded just over half of our macro sites with continued customer migrations to our acquired network, on track to reach €220.0 million of synergies targeted by 2020.

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Successful closing of the SFR BeLux acquisition, extending our footprint in Brussels and gaining access to parts of Wallonia and Luxembourg. SFR BeLux contributed €1.9 million and €1.1 million to both our Q2 and H1 2017 revenue and Adjusted EBITDA since the acquisition date of June 19, 2017.

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Revenue(2) of €1,238.3 million in H1 2017 (+5% yoy), reflecting (i) a full six-month contribution from BASE, (ii) the acquisition of SFR BeLux as of June 19, 2017 and (iii) the sale of Ortel to Lycamobile as of March 1, 2017. On a rebased basis(1), our revenue in H1 2017 was stable yoy with higher cable subscription and B2B revenue being offset by continued pressure on our mobile business. Q2 2017 revenue of €622.3 million, a decrease of 1% on a reported basis and stable on a rebased basis including a two-week impact from SFR BeLux.

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Net income of €76.8 million in H1 2017 versus a net loss of €19.6 million in H1 last year. Net income for H1 2017 was impacted by (i) the increase in Adjusted EBITDA, as discussed below, (ii) a €143.6 million non-cash foreign exchange gain on our USD-denominated debt, (iii) a €113.6 million non-cash loss on our derivatives and (iv) a €46.5 million loss on the extinguishment of debt following certain refinancings in Q2 2017.

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Adjusted EBITDA(3) of €592.4 million in H1 2017, +7% yoy on a reported basis and +5% yoy on a rebased basis, and including a two-week contribution from SFR BeLux. Our Adjusted EBITDA growth was primarily driven by (i) lower costs associated with handset sales and subsidies, (ii) lower sales and marketing expenses due to phasing of certain campaigns, (iii) lower integration and transformation costs versus the prior year period and (iv) overall control of our overhead expenses. Adjusted EBITDA of €303.0 million in Q2 2017, +5% yoy on a rebased basis despite Q2 last year including a €6.0 million nonrecurring benefit from the settlement of our Full MVNO Agreement with Orange Belgium.

■
Accrued capital expenditures(4) of €279.1 million in H1 2017 represented approximately 23% of our revenue. Compared to H1 last year, our accrued capital expenditures reflected higher network investments as part of our 1 GHz HFC upgrade project and the start of our mobile network upgrade program.

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Net cash from operating activities, net cash used in investing activities and net cash from financing activities of €380.7 million, €650.4 million and €194.5 million, respectively, for H1 2017. Adjusted Free Cash Flow(5) of €137.1 million in H1 2017, up 131% yoy (Q2 2017: €153.0 million, +19% yoy).

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Slightly less than half of the Share Repurchase Program 2017 had been executed on June 30, 2017. Therefore, the program has been extended until the end of this year, committed to repurchase a maximum of 1.1 million outstanding shares by year-end 2017.

(a) A reconciliation of our Adjusted EBITDA guidance for 2017, and our Adjusted EBITDA CAGR for 2015-2018, to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.

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As of and for the six months ended June 30,	2017	2016	Change %

FINANCIAL HIGHLIGHTS (€ in millions, except per share amounts)

Revenue (2)	1,238.3	1,178.6	5%
Operating profit	234.7	271.7	(14)%
Net profit (loss)	76.8	(19.6)	N.M.
Net profit (loss) margin	6.2%	(1.7)%

Basic earnings (loss) share	0.65	(0.17)	N.M.
Diluted earnings (loss) per share	0.65	(0.17)	N.M.

Adjusted EBITDA (3)	592.4	552.5	7%
Adjusted EBITDA margin %	47.8%	46.9%

Accrued capital expenditures (4)	279.1	303.5	(8)%
Accrued capital expenditures as % of revenue	22.5%	25.8%

Net cash from operating activities	380.7	285.0	34%
Net cash used in investing activities	(650.4)	(1,406.1)	(54)%
Net cash from financing activities	194.5	860.0	(77)%
Adjusted Free Cash Flow (5)	137.1	59.3	131%

OPERATIONAL HIGHLIGHTS (Total Services)

Video	2,062,000	2,037,000	1%
Basic video (6)	265,500	308,900	(14)%
Enhanced video (7)	1,796,500	1,728,100	4%
Broadband internet (8)	1,668,400	1,586,700	5%
Fixed-line telephony (9)	1,304,000	1,246,500	5%
Mobile telephony (10)	2,838,700	3,007,900	(6)%
Postpaid	2,218,600	2,025,800	10%
Prepaid	620,100	982,100	(37)%

Triple-play customers	1,183,300	1,122,400	5%
Services per customer relationship (11)	2.28	2.25	1%
ARPU per customer relationship (€ / month) (11) (12)	54.7	53.0	3%

N.M. - Not Meaningful

(a) A reconciliation of our Adjusted EBITDA guidance for 2017, and our Adjusted EBITDA CAGR for 2015-2018, to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.

(b) A reconciliation of our Adjusted Free Cash Flow guidance for 2017 to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.

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Commenting on the results, John Porter, Telenet’s Chief Executive Officer, stated:

"Telenet can look back at a solid first half of 2017 in which we laid the foundation for sustained profitable growth and further boosted our customer propositions. At the end of June 2017, we introduced our new "WIGO" quad-play line-up, providing an increased mobile data allowance, which can be shared between members of the same household or company at unchanged price points, so our customers can get more value out of their digital lifestyle. We also upped our "Basic Internet" specs, increasing the data download speed to 50 Mbps going forward. Priced at €27.8 per month (including 21% VAT), our "Basic Internet" package remains attractively priced from both a Belgian and a wider European market perspective. And finally, we revamped our mobile telephony "King" and "Kong" offers. As a result, both our current and new "King" customers will enjoy a 50% uplift in data volume at unchanged price points, while our "Kong" tariff plan comes with reduced headline prices and robust mobile data specs.
The past six months, we also continued to invest in our fixed and mobile infrastructures as we aim to build a converged future-proof network to cater to the changing customer behaviors in terms of data consumption and connectivity overall. In August 2014, we kicked off our €500 million "Grote Netwerf" network upgrade program, aimed at boosting the spectrum capacity of our network from 600 MHz to 1 GHz and thereby enabling data download speeds of more than 1 Gbps in the future. At the end of June 2017, just over half of the nodes in our HFC network had been upgraded, making us feel comfortable to achieve a 65% penetration rate by year-end with a view to complete this upgrade program by mid-2019. On the mobile side, we're committed to invest €250 million in the acquired BASE mobile network in order to greatly improve the overall customer experience and to unlock the MVNO-related synergies we communicated earlier. At the end of June 2017, we had upgraded just over half of our 2,800 macro sites, driving continued customer migrations to our own network in parallel to the gradual onboarding of the Lycamobile customers following the Full MVNO Wholesale Agreement announced earlier this year.
In June 2017, we also successfully closed the acquisition of Altice's former Belgian and Luxembourg activities ("SFR BeLux") through which we will extend our footprint in Brussels and gain presence in certain parts of Wallonia and Luxembourg. Through the acquisition, we extended our footprint by 319,100 homes passed and welcomed 90,800 unique customer relationships, subscribing to 190,400 fixed RGUs, of which the vast majority are in Belgium. Having now closed this acquisition, we'll move ahead with the actual integration including a €12 million investment and the start of the "Grote Netwerf" program in Brussels.
Operationally, Q2 2017 net subscriber growth across our advanced fixed services of enhanced video, broadband internet and fixed-line telephony continued to reflect the intensely competitive environment, including the effects of regulated cable wholesale, as well as the fact that the second quarter is seasonally a weaker sales quarter. As such, our annualized churn levels remained higher compared to last year for all of our standalone products, yet somewhat improved compared to the previous quarter. Against this backdrop, our "WIGO" propositions continued to perform well, reaching 224,400 customers at June 30, 2017 (+35,800 net additions in Q2 2017). Over the first six months of the year, the ARPU per customer household reached nearly €55, up 3% compared to H1 last year and predominantly driven by (i) accretive multiple-play growth, (ii) a higher share of premium entertainment in our revenue mix and (iii) the benefit of certain rate adjustments as of February this year. The continued traction for our "WIGO" bundles, in addition to an increased customer inflow at BASE thanks to attractive promotional offers, resulted in 60,200 net mobile postpaid subscriber additions in Q2 2017, leading to just over 2.2 million postpaid subscribers. As for prepaid, we managed to register around 92% of our active prepaid customer base across all of our service channels which is a great outcome. On the back of the mandatory prepaid registration by early June 2017, a total of 53,300 non-registered SIMs were removed from our subscriber count.
From a financial perspective, our H1 2017 results confirm we are on the right track to deliver on our FY 2017 outlook. For the first six months of the year, we generated revenue of €1.2 billion, up 5% on a reported basis and mainly impacted by the acquisition of both BASE (as of February 11, 2016) and SFR BeLux (as of June 19, 2017) with the latter contributing around €2 million to our revenue from the acquisition date. On a rebased basis, our revenue remained stable yoy as solid growth in our cable subscription and B2B revenue were offset by continued pressure on our mobile segment, including lower out-of-bundle, interconnection and handset revenue and a growing proportion of "WIGO"-related discounts allocated to our mobile telephony revenue. For the first six months of 2017, we achieved net income of €77 million as compared to a net loss of €20 million last year as higher non-cash losses on our derivatives and the extinguishment of debt following certain voluntary debt repayments were more than offset by a non-cash foreign exchange gain on our USD-denominated debt. Over the same period, we generated €592 million of Adjusted EBITDA, up 7% or 5% on a reported and rebased basis, respectively, and including a €1 million contribution from SFR BeLux. In addition, rebased Adjusted EBITDA growth was driven by (i) lower costs associated with handset sales and subsidies,

(a) A reconciliation of our Adjusted EBITDA guidance for 2017, and our Adjusted EBITDA CAGR for 2015-2018, to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.

(b) A reconciliation of our Adjusted Free Cash Flow guidance for 2017 to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.

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(ii) lower sales and marketing expenses due to phasing of certain campaigns, (iii) lower integration and transformation costs versus the prior year period and (iv) overall control of our overhead expenses. Our accrued capital expenditures represented approximately 23% of our revenue in H1 2017 reaching €279 million. Compared to H1 last year, our accrued capital expenditures primarily reflected the impact of higher network-related investments as mentioned above. Finally, we generated net cash from operating activities, net cash used in investing activities and net cash from financing activities of €381 million, €650 million million and €194 million, respectively, for H1 2017, leading to Adjusted Free Cash Flow of €137 million in H1 2017. Having achieved solid results for the first six months of 2017, we reconfirm our full year outlook post the SFR BeLux integration, including our medium-term commitment to deliver 5-7% Adjusted EBITDA growth over the 2015-2018 period. We remain committed to deliver attractive and sustainable shareholder value. In February 2017, we announced the start of a six-month share buy-back program to repurchase up to 1.1 million shares for a total consideration of maximum €60 million over that period. As per June 30, 2017, slightly less than half of this program had been executed. Therefore, the board of directors decided to extend the duration of the program until year-end with a view to repurchase the maximum of 1.1 million shares by year-end 2017."

(a) A reconciliation of our Adjusted EBITDA guidance for 2017, and our Adjusted EBITDA CAGR for 2015-2018, to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.

(b) A reconciliation of our Adjusted Free Cash Flow guidance for 2017 to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.

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1    Operational highlights

IMPORTANT REPORTING CHANGES

Reclassification of wholesale revenue: As of Q1 2017, we changed the way we present the revenue generated by our fixed and mobile wholesale partners. As of January 1, 2017, this revenue is accounted for under other revenue, whereas prior to that date our mobile wholesale revenue was presented under our mobile telephony revenue. We also applied this change retroactively to the prior year period.

Reclassification of expenses related to truck rolls for customer premises equipment ("CPE"): As of Q1 2017, we changed the way we present the expenses incurred for CPE-related truck rolls. As of January 1, 2017, such expenses are recognized under network operating expenses, whereas before that date they were presented under professional services and outsourced labor. We also applied this change retroactively to the prior year period.

1.1    Multiple-play

OVERVIEW & MULTIPLE-PLAY
At June 30, 2017, we provided our 2,212,400 unique customers with 5,034,400 fixed subscription services ("RGUs") across our footprint of 3,328,000 homes passed. Our reported number of homes passed, as well as both our unique subscriber and RGU count as of June 30, 2017 reflected the acquisition of SFR BeLux on June 19, 2017 through which we have been able to extend our footprint in Brussels, while adding presence in parts of Wallonia and parts of Luxembourg. As a result, we extended our footprint by 319,100 homes passed and gained 90,800 unique customer relationships and 190,400 fixed RGUs consisting of 82,200 video, 60,100 broadband internet and 48,100 fixed-line telephony subscriptions.

On a product level - and including SFR BeLux - our RGU base consisted of 2,062,000 video, 1,668,400 broadband internet and 1,304,000 fixed-line telephony subscriptions. In addition, around 87% of our video subscribers had upgraded to our enhanced video platform at June 30, 2017, so they can enjoy a much richer TV experience, including access to a wider range of digital, HD and pay television sports channels, a vast library of domestic and international video-on-demand ("VOD") content both on a transactional and subscription basis and access to our over-the-top ("OTT") platform "Yelo Play". We ended the second quarter 2017 with a bundling ratio of 2.28 RGUs per customer (Q2 2016: 2.25), as approximately 53% of our customers subscribed to a triple-play product, approximately 21% subscribed to a double-play product and approximately 26% subscribed to a single-play product, offering continued up-sell opportunity within the existing customer base. At June 30, 2017, we also served 2,838,700 active mobile customers as compared to 3,007,900 at June 30, 2016, which reflects the sale of our direct subsidiary Ortel Mobile NV ("Ortel") to Lycamobile as per March 1, 2017 and the impact of the mandatory prepaid registration as of June 2017.

In Q2 2017, we continued our value-accretive multiple-play strategy so customers can fully enjoy the benefits of their digital lifestyle both at home and on the move. Our all-in-one converged package for families and businesses, "WIGO", which we launched in June last year, reached 224,400 subscribers at June 30, 2017. This represented a robust inflow of 35,800 net new "WIGO" subscribers in Q2 2017, which was broadly in line with the first quarter despite the intensely competitive environment and the second quarter generally being a softer sales quarter in our business. All three residential "WIGO" bundles, each priced between €100.0 and €140.0 per month (including 21% VAT), include a superfast broadband connection, WiFi access, unlimited fixed and mobile calls in Belgium and a mobile data allowance to be shared among individual family members. At the end of June 2017, we further improved our "WIGO" product line-up by increasing the mobile data allowance at unchanged prices.

ARPU PER CUSTOMER RELATIONSHIP
The ARPU per customer relationship, which excludes our mobile telephony revenue and certain other types of revenue, yielded €54.7 for the first six months of 2017, up €1.7 or +3% compared to the prior year period. In Q2 2017, we generated an ARPU per customer relationship of €54.9 as compared to €53.4 a year earlier (+3% year-on-year). Growth in the ARPU per customer relationship was underpinned by (i) a higher proportion of multiple-play subscribers in our overall customer mix, (ii) a larger share of enhanced video customers subscribing to our premium entertainment services, (iii) the benefit from the selective price increase on certain fixed services as of mid-February 2017 and (iv) a decrease in the total number of unique customer relationships as a result of an intensified competitive environment. These impacts were offset to some extent by a growing proportion of bundle discounts and other discounts.

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1.2    Broadband internet

At June 30, 2017, we served 1,668,400 broadband internet subscribers (+5% year-on-year), including 60,100 inorganic subscriber additions through the SFR BeLux acquisition. In Q2 2017, net organic subscriber additions for our broadband internet service were 1,400, representing a marked slowdown as compared to the first quarter. This slowdown was the result of intense competition in the residential market and seasonal patterns in our business, partially offset by solid net subscriber growth in the business segment thanks to continued traction for our "FLUO" and "WIGO Business" bundled offers. At 8.1%, our annualized churn remained 120 basis points higher in Q2 2017 compared to the prior year quarter, reflecting the intensely competitive environment. Compared to the first quarter of 2017, annualized churn for our broadband internet service improved 100 basis points as the first quarter of 2017 was impacted by the announcement of certain rate adjustments.

As customers increasingly expect to enjoy superfast connectivity whether at home, at work or on the move, seamless connectivity - including WiFi - remains one of the cornerstones of our connectivity strategy. Mid-March, we introduced "Flow Tech", a suite of smart technologies, to ensure that customers can seamlessly access both fixed and mobile networks across all of their devices. Today, we have deployed 1.4 million WiFi Homespots and operate nearly 2,000 WiFi hotspots in public areas. Through partnerships with our majority shareholder Liberty Global, certain of its affiliates, and Walloon cable operator VOO, broadband internet customers from both cable companies can freely use the WiFi Homespots on either company’s network in Wallonia and in certain other European countries where service is offered through other Liberty Global and certain affiliate networks. At the end of June 2017, we boosted both the data upload and download speeds of our "Basic Internet" product. Priced at €27.8 per month (including 21% VAT) and providing a data download speed of 50 Mbps, our "Basic Internet" offer remains one of the most attractive entry packages both within a Belgian and a wider European context.

1.3    Fixed-line telephony

We served 1,304,000 fixed-line telephony subscribers at June 30, 2017 (+5% year-on-year), including 48,100 inorganic subscriber additions from our acquisition of SFR BeLux. In Q2 2017, our fixed-line telephony subscriber base slightly contracted by 1,500 RGUs on an organic basis as result of intense competition in the residential market and an overall declining market trend. These factors also influenced our annualized churn rate, which increased 130 basis points compared to Q2 2016 to 9.0% in Q2 2017. Similar to the annualized churn trend for our broadband internet service, annualized churn for our fixed-line telephony service also showed an encouraging improvement on a sequential basis (down 160 basis points).

1.4    Mobile telephony

At June 30, 2017, we served a total of 2,838,700 active mobile subscribers, including 2,218,600 postpaid subscribers of which 4,300 recorded through the acquisition of SFR BeLux. The remaining mobile subscribers receive prepaid services under the BASE brand and various branded reseller contracts, including JIM Mobile amongst others. Compared to the prior year quarter, we recorded a 6% decrease in the total number of active mobile subscribers as a result of the sale of Ortel to Lycamobile as per March 1, 2017 and the impact from the mandatory prepaid registration as of June this year. As such, a total of 157,900 and 53,300 mobile SIMs have been removed from our subscriber count in Q1 and Q2 2017, respectively.

In Q2 2017, we saw a robust organic intake of 60,200 net postpaid subscribers, which marks a noticeable acceleration compared to recent quarters. Our net postpaid result was driven by the continued uptake of our "WIGO" bundles and positive postpaid subscriber momentum at BASE following the recent launch of our attractive mobile data promotional offers. Our performance in the prepaid segment in Q2 2017 was impacted by the mandatory prepaid registration that became effective in June 2017. We managed to register around 92% of our active prepaid subscriber base across the different channels and customer touch points, implying that on an absolute basis we registered the highest number of prepaid subscribers in the overall Belgian market. At the end of June 2017, we further improved our mobile line-up under the "Telenet" brand, by going back to the initial "King" and "Kong" simplicity approach. As such, we significantly boosted the data allowance for both our new and existing "King" customers at unchanged prices, while we lowered headline prices for our "Kong" offer to €25 per month (including 21% VAT).

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1.5    Video

TOTAL VIDEO
Subscribers to our total basic and enhanced video services reached 2,062,000 at June 30, 2017, including 82,200 inorganic additions through the SFR BeLux acquisition. On an organic basis, we lost 15,200 video subscribers in Q2 2017. While our organic loss rate in Q2 2017 continued to be higher compared to last year as a result of the increased competitive environment including the effects from regulated cable wholesale, our video churn improved sequentially. The aforementioned organic loss excludes migrations to our enhanced video service and represents customers churning to competitors’ platforms, such as other digital television, OTT and satellite providers, or customers terminating their television service or having moved out of our service footprint. Given the historical video penetration in our footprint, the limited expansion of the number of homes passed and strong competition in the domestic TV market, we anticipate further churn of total video subscribers.

ENHANCED VIDEO
At June 30, 2017, approximately 87% of our video customers subscribed to our enhanced video services, so they can access a much richer TV experience. This translated into 1,796,500 enhanced video customers at June 30, 2017, including 74,700 inorganic enhanced video subscriber additions from the SFR BeLux acquisition. Compared to March 31, 2017, we lost 4,700 net enhanced video subscribers in Q2 2017 on an organic basis as a result of the intensely competitive environment. All of our enhanced video subscribers can access our “Yelo Play” app for free, through which they can enjoy a unique content experience on multiple connected devices in the home and out-of-home through our WiFi Homespots and hotspots.

At June 30, 2017, our subscription VOD packages “Play” and “Play More” had 393,100 customers, up 19% compared to the prior year period and driven by temporary promotions and the revamp of our premium entertainment platform "Play More" as we enriched the linear viewing experience while introducing a new user interface with improved search and recommend features. In the course of the first half of 2017, we also announced plans to continue to invest in promising local content in 2017 and beyond, both through co-productions with our co-owned commercial channels "VIER" and "VIJF" as well as certain proprietary content. And through our exclusive partnership with HBO, we also recently broadcast the third "Twin Peaks" season on our premium entertainment platform as well as the start of the seventh season of "Game of Thrones".

In addition to our premium pay television channels, we also provide the broadest sports offerings within our footprint through “Play Sports”, which combines domestic and foreign football with other major sport events including golf, Formula One racing, volleyball, basketball and hockey. We recently also added tennis with the ATP World Tour Masters to our sports line-up. At June 30, 2017, 223,100 customers subscribed to our sports pay television channels, representing a 3% decrease compared to Q1 2017 in line with general seasonality due to the end of all major football championships across Europe. In Q2 2017, we extended the non-exclusive broadcasting rights for the Jupiler Pro League for the next three seasons until the 2019-2020 season. In addition, we also gained the exclusive OTT rights, while through our 50% shareholding in the local media company De Vijver Media we also hold the exclusive rights on the match summaries.

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2    Financial highlights

2.1    Revenue

For the first six months of 2017, we generated revenue of €1,238.3 million, representing a 5% increase compared to the prior year period when we recorded revenue of €1,178.6 million. Our reported revenue increase was primarily driven by inorganic movements such as a full six-month contribution from mobile operator BASE, whereas in H1 2016 BASE was only included in our results since February 11, 2016. In addition, our first half 2017 results reflected the acquisition of Altice's former Belgian and Luxembourg cable operations ("Coditel Brabant" and "Coditel S.à r.l.", together "SFR BeLux"), which we acquired on June 19, 2017, contributing €1.9 million to our revenue in the period. These inorganic movements were partially offset by the sale of Ortel to Lycamobile as per March 1, 2017 and the discontinuation of certain fixed legacy products at BASE. On a rebased basis, we achieved flat revenue growth for the first six months of 2017. Our cable business delivered solid mid-single-digit rebased revenue growth for the first six months of 2017 driven by a 2% increase in our cable subscription revenue and higher business services revenue. On the negative side, our mobile telephony revenue fell 2% on a rebased basis due to (i) lower out-of-bundle revenue generated by our mobile subscribers, (ii) a higher proportion of "WIGO"-related discounts allocated to our mobile telephony revenue and (iii) structural challenges in the prepaid segment as illustrated by the continued lower number of active subscribers. Finally, we also generated 4% lower other revenue on a rebased basis compared to last year as a result of significantly lower handset sales and lower interconnection revenue, which was only partially offset by higher revenue from our commercial and regulated wholesale partners.

In Q2 2017, our revenue was €622.3 million, representing a 1% decrease compared to the prior year period on a reported basis. While our Q2 2017 revenue included a two-week contribution from the acquisition of SFR BeLux as mentioned above, the year-on-year revenue comparison was distorted by the aforementioned sale of Ortel and the discontinuation of certain fixed legacy products at BASE. On a rebased basis, we achieved flat revenue growth compared to the prior year period as higher cable subscription and B2B revenue were offset by lower mobile and other revenue reflecting broadly the same drivers as mentioned above.

VIDEO
Our video revenue represents the monthly fee paid by our video subscribers for the channels they receive in the basic tier and the revenue generated by our enhanced video subscribers which primarily includes (i) recurring set-top box rental fees, (ii) fees for supplemental premium content    offerings, including our subscription VOD packages “Play”, “Play More” and “Play Sports” and (iii) transactional and broadcasting-on-demand services. For the first six months of 2017, our video revenue amounted to €284.1 million (Q2 2017: €143.1 million), which was broadly stable as compared to €283.7 million for the prior year period and included a two-week contribution from SFR BeLux as mentioned before. Higher recurring set-top box rental fees and growth in our premium subscription VOD business were offset by a gradual decline in our total video subscriber base and slightly lower revenue from transactional VOD services.

BROADBAND INTERNET
The revenue generated by our residential and small business broadband internet RGUs totaled €298.5 million for the first six months of 2017 (Q2 2017: €150.5 million) and was up 6% compared to the prior year period when we recorded broadband internet revenue of €282.0 million. Our broadband internet revenue growth was driven by (i) continued growth for our "WIGO" propositions driving a favorable tier mix effect, (ii) the acquisition of SFR BeLux and (iii) the benefit from the aforementioned February 2017 price increase, partially offset by the increased proportion of bundle discounts.

FIXED-LINE TELEPHONY
Our fixed-line telephony revenue includes recurring subscription-based revenue from our fixed-line telephony subscribers and variable usage-related revenue, but excludes the interconnection revenue generated by these customers which is reported under other revenue. For the first six months of 2017, our fixed-line telephony revenue decreased 2% to €119.4 million (Q2 2017: €59.0 million) compared to €121.3 million for the prior year period. Higher subscription revenue driven by the SFR BeLux acquisition and the benefit from the aforementioned February 2017 price increase were more than offset by a growing proportion of bundle discounts and lower traffic.

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MOBILE TELEPHONY
Our mobile telephony revenue represents the subscription-based revenue generated by our direct mobile telephony subscribers and out-of-bundle revenue, but excludes (i) the interconnection revenue generated by these customers, (ii) the revenue earned from handset sales and (iii) revenue recognized under our "Choose Your Device" programs which are all recorded in other revenue. For the first six months of 2017, we generated mobile telephony revenue of €269.3 million (Q2 2017: €135.4 million), up €27.7 million compared to the prior year period. This 11% year-on-year revenue increase reflected the acquisition of BASE, which was effective February 11, 2016. On a rebased basis, our mobile telephony revenue decreased 2% year-on-year with continued healthy net postpaid subscriber growth being more than offset by (i) lower out-of-bundle revenue generated by our mobile subscribers in excess of their monthly bundle, (ii) higher bundle-related discounts following the success of our quad-play "WIGO" propositions and (iii) a continued decline in the number of prepaid subscribers, including the impacts of the mandatory prepaid registration as of June 2017.

BUSINESS SERVICES
The revenue reported under business services relates to (i) the revenue generated on non-coax products, including fiber and leased DSL lines, (ii) our carrier business and (iii) value-added services such as hosting and managed security. Revenue generated by our business customers on all coax-related products is allocated to our cable subscription revenue lines and is not captured within Telenet Business, our business services division. Telenet Business generated revenue of €64.8 million for the first six months of 2017 (Q2 2017: €30.9 million), up 7% compared to the prior year period on a rebased basis. Our B2B revenue growth was primarily driven by higher security-related revenue and higher revenue from business connectivity solutions in the SME segment.

OTHER
Other revenue primarily includes (i) interconnection revenue from both our fixed-line and mobile telephony customers, (ii) mobile handset sales, including the revenue earned under our "Choose Your Device" programs, (iii) wholesale revenue generated through both our commercial and regulated wholesale businesses, (iv) product activation and installation fees and (iv) set-top box sales revenue. Other revenue reached €202.2 million for the first six months of 2017 (Q2 2017: €103.4 million), reflecting a decrease of 4% on a rebased basis as a result of lower handset sales and interconnection revenue compared to last year, which was only partially offset by higher wholesale revenue.

2.2    Expenses

For the first six months of 2017, we incurred total expenses of €1,003.6 million, representing an increase of 11% compared to the prior year period when we incurred total expenses of €906.9 million and which included a €6.0 million nonrecurring benefit following the settlement of our Full-MVNO Agreement with Orange Belgium. In addition, our total expenses in H1 2017 reflected (i) a full six-month contribution from BASE, (ii) the impact of the SFR BeLux acquisition as of June 19, 2017 and (iii) the sale of Ortel as mentioned above. On a rebased basis, our total expenses increased 3% for the first six months of 2017 as compared to H1 last year as (i) higher depreciation and amortization charges, (ii) higher costs related to professional services and (iii) higher network operating expenses were only partially offset by (i) lower costs related to handset sales and subsidies, (ii) lower sales and marketing expenses and (iii) lower staff-related expenses. Our total operating expenses represented approximately 81% of our revenue for the first six months of 2017. Cost of services provided as a percentage of our revenue represented approximately 62% of our total revenue for the first six months of 2017, while selling, general and administrative expenses represented approximately 19% of our total revenue for the first six months of 2017.

In Q2 2017, our total expenses reached €500.1 million, up 3% compared to the prior year period when we incurred total expenses of €487.0 million and which included the aforementioned €6.0 million nonrecurring favorable impact. On a rebased basis, our total expenses increased a similar 3% year-on-year, broadly reflecting the same cost drivers as mentioned before except for higher sales and marketing expenses following increased promotional activity in the second quarter of 2017.

NETWORK OPERATING EXPENSES
Our network operating expenses reached €91.0 million for the first six months of 2017 (Q2 2017: €41.9 million) compared to €77.2 million for the first six months of 2016 (+18% year-on-year) and primarily reflected the effects of the BASE and SFR BeLux acquisitions as mentioned above. On a rebased basis, our network operating expenses increased a mere 1% year-on-year for the first six months of 2017 despite higher license and maintenance fees and higher electricity costs.

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DIRECT COSTS (PROGRAMMING AND COPYRIGHTS, INTERCONNECT AND OTHER)
Our direct costs include all of our direct expenses such as (i) costs related to interconnection, (ii) handset sales and subsidies and (iii) programming and copyrights. For the first six months of 2017, our direct costs were €296.9 million (Q2 2017: €147.8 million), up 2% compared to the prior year period, mainly impacted by the aforementioned acquisitions, which was partially offset by a decrease due to the sale of Ortel. Our direct costs in H1 2016 also reflected a €6.0 million one-off favorable impact linked to the settlement of our Full-MNVO Agreement with Orange Belgium. Excluding this impact, our direct costs would have remained broadly stable despite the aforementioned inorganic movements. On a rebased basis, our direct costs decreased 4% compared to H1 last year driven by substantially lower costs related to handset sales and subsidies and lower copyright expenses on the back of a moderate decrease in our video customer base.

STAFF-RELATED EXPENSES
Staff-related expenses increased €2.5 million to €126.6 million for the first six months of 2017 (Q2 2017: €62.7 million) and reflected a full six-month consolidation of BASE and a two-week inclusion of SFR BeLux. On a rebased basis, our staff-related expenses showed a 4% decrease in H1 2017 as higher salary-related expenses were more than offset by an increase in capitalized labor driven by the modernization of our fixed and mobile infrastructures.

SALES AND MARKETING EXPENSES
Sales and marketing expenses for the first six months of 2017 decreased to €42.9 million (Q2 2017: €24.0 million) compared to €47.4 million for the prior year period. On a rebased basis, our sales and marketing expenses substantially decreased by €6.1 million in H1 2017 as the prior year period was characterized by various major marketing campaigns, including handset promotions. Relative to a light Q1 2017, we incurred €5.2 million higher sales and marketing expenses in the second quarter due to phasing in certain of our advertising campaigns and higher promotional activity overall.

OUTSOURCED LABOR AND PROFESSIONAL SERVICES
Costs related to outsourced labor and professional services were €19.1 million for the first six months of 2017 (Q2 2017: €8.7 million) compared to €14.4 million for the first six months of 2016 which included €6.1 million integration and transformation costs related to the BASE acquisition. On a rebased basis, costs related to outsourced labor and professional services increased €2.9 million for the six months ended June 30, 2017 on the back of higher outsourced labor costs.

OTHER INDIRECT EXPENSES
Our other indirect expenses reached €69.4 million for the first six months of 2017 (Q2 2017: €34.2 million), representing a 3% decrease compared to the prior year period. On a rebased basis, other indirect expenses for the first six months of 2017 decreased 11% compared to the first six months of 2016, mainly driven by lower IT-related expenses and our continued focus on managing our overhead expenses.

DEPRECIATION AND AMORTIZATION, INCL. GAINS ON DISPOSAL OF PROPERTY AND EQUIPMENT AND OTHER INTANGIBLE ASSETS
Depreciation and amortization, including gains on disposal of property and equipment and other intangible assets, reached €347.1 million for the first six months of 2017 (Q2 2017: €175.0 million) compared to €269.9 million for H1 2016. This increase primarily reflected the impact from the BASE acquisition and higher depreciation expenses related to the start of the mobile network upgrade project as announced in August 2016, and IT platforms and systems.

2.3    Net result

FINANCE INCOME AND EXPENSES
For the first six months of 2017, net finance expenses totaled €129.1 million compared to €246.7 million of net finance expenses incurred for the first six months of 2016. A €27.4 million higher non-cash loss on our derivatives and a €29.6 million higher non-cash loss on the extinguishment of debt following the early redemption of certain debt instruments during the first six months of 2017 were more than offset by a €143.6 million non-cash foreign exchange gain on our outstanding USD-denominated debt in the first half of 2017. As a result, our net interest income and foreign exchange gain was €143.8 million in H1 2017 as compared to €0.3 million in H1 last year. Our net interest expense, foreign exchange loss and other finance expense decreased 22% from €143.9 million in H1 2016 to €112.8 million in H1 2017 as a result of certain recent refinancings which both extended the average maturity of our debt and lowered our overall interest expenses. In Q2 2017, our net finance expenses were €107.2 million as compared to €127.8 million in Q2 last year, essentially reflecting the same drivers as mentioned above.

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INCOME TAXES
We recorded income tax expense of €27.5 million (Q2 2017: €4.5 million) for the first six months of 2017 compared to income tax expense of €42.7 million for the first six months of 2016, a decrease of 36% year-on-year.

NET PROFIT
We realized a net profit of €76.8 million for the first six months of 2017 compared to a net loss of €19.6 million in the prior year period, resulting in a net profit margin of 6.2% compared to a net loss margin of 1.7% in H1 2016. The significant improvement in our net profit in H1 2017 versus H1 2016 was primarily caused by the aforementioned €143.6 million foreign exchange gain. Excluding this item, our net profit would have been lower. In Q2 2017, net profit amounted to €11.0 million compared to a net loss of €11.0 million in the prior year period, resulting in a net profit margin of 1.8% compared to a net loss margin of 1.8% in Q2 2016.

2.4    Adjusted EBITDA

For the first six months of 2017, we realized Adjusted EBITDA of €592.4 million, up 7% compared to the prior year period when we produced Adjusted EBITDA of €552.5 million. Our Adjusted EBITDA for the first six months of 2017 included (i) the contribution of BASE from February 11, 2016, (ii) the acquisition of SFR BeLux as of June 19, 2017 contributing €1.1 million to our Adjusted EBITDA in the period and (iii) reflected the sale of Ortel as of March 1, 2017, as mentioned above. Our Adjusted EBITDA for the first six months of 2016 included a €6.0 million nonrecurring favorable impact without which our underlying Adjusted EBITDA growth would have been stronger. Compared to H1 2016, we achieved robust rebased Adjusted EBITDA growth of 5% in H1 2017. Growth in our rebased Adjusted EBITDA was supported by (i) lower costs related to handset sales and subsidies relative to the promotional activity in Q1 last year, (ii) significantly lower sales and marketing expenses due to phasing, (iii) lower integration and transformation costs linked to the BASE acquisition as compared to H1 last year and (iv) tight cost control, including an increased focus on our overhead expenses. Our Adjusted EBITDA margin reached 47.8% for the first six months of 2017 compared to 46.9% on a reported basis for the first six months of 2016. As such, we were able to fully absorb a higher proportion of lower-margin premium content revenue and mobile telephony revenue in our revenue mix, including BASE's contribution since the acquisition.

In Q2 2017, our Adjusted EBITDA reached €303.0 million, representing a 4% increase compared to the prior year period when our Adjusted EBITDA was €290.4 million and including a two-week contribution from SFR BeLux as mentioned above. On a rebased basis - and despite the aforementioned €6.0 million headwind - we achieved a solid 5% increase in our Adjusted EBITDA in the quarter. Our Adjusted EBITDA growth in the quarter was driven by lower costs related to handset sales and subsidies and our continued focus on our overhead expenses, including synergies from the BASE acquisition. In Q2 2017, we achieved an Adjusted EBITDA margin of 48.7% representing an improvement of 230 basis points compared to Q2 2016 and marking our best achievement since the BASE acquisition in February 2016.

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Exhibit 1: Reconciliation between total profit for the period and Adjusted EBITDA (unaudited)

(€ in millions)	For the three months ended			For the six months ended
	June 30,			June 30,
	2017	2016	Change %	2017	2016	Change %

Profit (loss) for the period	11.0	(11.0)	N.M.	76.8	(19.6)	N.M.
					—
Income tax expense	4.5	22.6	(80)%	27.5	42.7	(36)%
Share of the loss (result) of equity accounted investees	(0.5)	(0.3)	67%	1.3	1.9	(32)%
Net finance expense	107.2	127.8	(16)%	129.1	246.7	(48)%
Depreciation, amortization and impairment	175.0	142.4	23%	347.1	269.9	29%
					—
EBITDA	297.2	281.5	6%	581.8	541.6	7%
					—
Share based compensation	3.4	3.6	(6)%	7.8	4.7	66%
Operating charges related to acquisitions or divestitures	1.5	5.3	(72)%	1.9	6.4	(70)%
Restructuring charges	0.9	—	—%	0.9	(0.2)	N.M.
					—
Adjusted EBITDA	303.0	290.4	4%	592.4	552.5	7%
Adjusted EBITDA margin	48.7%	46.4%		47.8%	46.9%
Net profit (loss) margin	1.8%	(1.8)%		6.2%	(1.7)%

N.M. - Not Meaningful

2.5    Cash flow and liquidity

NET CASH FROM OPERATING ACTIVITIES
For the first six months of 2017, our operations yielded €380.7 million of net cash compared to €285.0 million we generated during the prior year period. The net cash from our operating activities for the first six months of 2017 reflected (i) a full six-month contribution from BASE, (ii) the sale of Ortel as of March 1, 2017 and (iii) a two-week contribution from SFR BeLux. The net cash generated by our operating activities increased 34% year-on-year as the prior year period included a €23.5 million cash outflow following a favorable contract renegotiation and the payment of €18.7 million of ticking fees linked to the BASE acquisition. In addition, growth in our net cash from operating activities was driven by (i) robust underlying Adjusted EBITDA growth as mentioned above, (ii) €16.9 million lower cash interest expenses as a result of our recent refinancing transactions and (iii) an improved trend in our working capital, partially offset by €22.3 million higher cash taxes paid. In Q2 2017, we achieved a net operating cash flow of €263.4 million, which was up 10% compared to the prior year period and primarily driven by solid growth in our Adjusted EBITDA and a positive trend in our working capital.
NET CASH USED IN INVESTING ACTIVITIES
We used €650.4 million of net cash in investing activities for the first six months of 2017 (Q2 2017: €505.2 million) compared to €1,406.1 million of net cash used in investing activities in H1 2016 which reflected the acquisition of BASE as of February 11, 2016. Our net cash used in investing activities for Q2 2017 and the first six months of 2017 reflected the acquisition of SFR BeLux as of June 19, 2017. The net cash used in investing activities for the first six months of 2017 also included cash payments for our capital expenditures, including semi-annual cash payments for the Belgian football broadcasting rights. In Q3 2016, we implemented a vendor financing program through which we are able to extend our payment terms for certain suppliers to 360 days at an attractive all-in cost. During the six months ended June 30, 2017, we acquired €44.8 million of assets through capital-related vendor financing, favorably impacting our net cash used in investing activities for the equivalent amount. Please refer to Section 2.7 - Capital expenditures for detailed information about the underlying accrued capital expenditures.
NET CASH FROM FINANCING ACTIVITIES
The net cash from financing activities was €194.5 million for the first six months of 2017 compared to €860.0 million of net cash from financing activities in H1 2016 when our net cash from financing activities was impacted by debt borrowings related to the BASE acquisition in February 2016. The net cash from financing activities for the six months of 2017 reflected (i) the impacts from our refinancing transactions in the second quarter of 2017 (see 2.6 - Debt profile), (ii) the draw-down of €210.0 million under our revolving credit facilities and (iii) additions to our vendor financing program. In addition, we incurred €37.2 million of financing-related fees in H1 2017, notably (i) a make-whole premium of €19.1 million linked to the early redemption of our 6.25% €450.0 million Senior Secured Notes due 2022 and (ii) €18.1 million of debt issuance fees lin

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ked to the new debt issuances. In H1 2017, we spent €1.1 million on share repurchases under the Share Repurchase Program 2017, net of the sale of treasury shares following the exercise of certain stock options. The remainder of the net cash from financing activities primarily consisted of capital lease repayments and other financial payments. In Q2 2017, the net cash from financing activities amounted to €194.5 million as compared to net cash used in financing activities of €319.0 million in Q2 last year, and primarily reflected the same impacts as mentioned above.
ADJUSTED FREE CASH FLOW
For the first six months of 2017, we generated Adjusted Free Cash Flow of €137.1 million compared to Adjusted Free Cash Flow of €59.3 million for the first six months of 2016 when our Adjusted Free Cash Flow was impacted by a nonrecurring €23.5 million cash outflow following a favorable contract renegotiation and the payment of €18.7 million of ticking fees linked to the BASE acquisition. Our Adjusted Free Cash Flow for the first half of 2017 was impacted by €22.3 million higher cash taxes relative to H1 last year and higher cash capital expenditures as a result of our network modernization programs. Both items were more than offset by (i) our underlying robust Adjusted EBITDA growth, (ii) lower cash interest expenses as mentioned above, (iii) the aforementioned benefit from our vendor financing program and (iv) an improved working capital trend. In Q2 2017, we delivered €153.0 million of Adjusted Free Cash Flow as compared to €128.4 million in the prior year period, primarily driven by solid Adjusted EBITDA growth and broadly stable cash capital expenditures year-on-year thanks to the success of our vendor financing program, partly offset by the first series of repayments under our vendor financing platform.
2.6    Debt profile, cash balance and net leverage ratio

DEBT PROFILE
As of June 30, 2017, we carried a total debt balance (including accrued interest) of €4,954.1 million, of which €3,555.2 million principal amount is owed under our 2015 Amended Senior Credit Facility, including the amounts drawn under our revolving credit facilities, and €780.0 million principal amount is related to the Senior Secured Fixed Rate Notes with maturities ranging from 2024 through 2027. Our total debt balance at June 30, 2017 also included €108.8 million of short-term debt related to our vendor financing program and €23.7 million for the outstanding portion of the 3G mobile spectrum including accrued interest. The remainder primarily represents the capital lease obligations associated with the Interkabel Acquisition.
In April 2017, we successfully syndicated and priced a new €1.33 billion Term Loan facility ("Facility AH") due on March 31, 2026 and a new USD 1.8 billion Term Loan facility ("Facility AI") due on June 30, 2025. Facility AH carries a margin of 3.0% over EURIBOR with a 0% floor and was issued at 99.75% of par. Facility AI carries a margin of 2.75% over LIBOR with a 0% floor and was issued at 99.75% of par. The net proceeds of these issuances were used in May 2017 to entirely prepay the following credit facilities under our 2015 Amended Senior Credit Facility: (i) Facility AE (€1.6 billion due January 2025, EURIBOR +3.25%, 0% floor), and (ii) Facility AF (USD 1.5 billion due January 2025, LIBOR + 3.00%, 0% floor).
In May 2017, we successfully issued an additional USD 500.0 million Term Loan (“Facility AI2”). Facility AI2 carries the same characteristics as the initial Facility AI which was issued on April 4, 2017. As such, Facility AI2 carries (i) a margin of 2.75% over LIBOR, (ii) a 0% floor and (iii) a maturity of June 30, 2025. Term Loan AI2 was issued at par and has been merged into the initial Facility AI. The net proceeds were used mid-June 2017 to prepay the 6.25% €450.0 million Senior Secured Notes due August 2022. Through the two aforementioned transactions, we succeeded in extending the average tenor of our debt maturities at attractive market conditions, while locking in long-term attractive interest rates.
In June 2017, we drew €210.0 million under our revolving credit facilities to partially fund the acquisition of SFR BeLux of which €120.0 million under our RCF Z and the remaining €90.0 million under our longer-dated RCF AG. Currently, we face no debt maturities prior to August 2024, excluding the aforementioned revolving credit facilities which we intend to repay in the short to medium term through our excess cash balance.

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DEBT OVERVIEW AND PAYMENT SCHEDULES
The table below provides an overview of our debt instruments and payment schedule at June 30, 2017.
Exhibit 2: Debt maturity table as of June 30, 2017

	Total Facility as per		Drawn amount	Undrawn amount	Maturity Date	Interest rate	Interest payments due
	June 30, 2017
	(€ in millions)
2015 Amended Senior Credit Facility
Term Loan AH	1,330.0		1,330.0	—	March 31, 2026	Floating | 3-month EURIBOR (0% floor) + 3.00%	Quarterly (Jan., April, July, Oct.)
Term Loan AI	2,015.2		2,015.2	—	June 30, 2025	Floating | 1-month LIBOR (0% floor) + 2.75%	Monthly until Dec 2018 Quarterly from 2019 (March, June, Sept., Dec.)
Revolving Credit Facility (Facility AG)	400.0		90.0	310.0	June 30, 2023	Floating | 1-month EURIBOR (0% floor) + 2.75%	Monthly
Revolving Credit Facility (Facility Z)	120.0		120.0	—	June 30, 2018	Floating | 1-month EURIBOR (0% floor) + 2.25%	Quarterly (Sept., Dec., March, June)
Overdraft Facility	25.0	—	—	25.0	December 31, 2017	Floating | 1-month EURIBOR (0% floor) + 1.60%	Not applicable

Senior Secured Fixed Rate Notes
€250 million Senior Secured Notes due 2024	250.0		250.0	—	August 15, 2024	Fixed | 6.75%	Semi-annually (Feb. and Aug.)
€530 million Senior Secured Notes due 2027	530.0		530.0	—	July 15, 2027	Fixed | 4.875%	Semi-annually (Jan. and July)

Total notional amount	4,670.2		4,335.2	335.0

CASH BALANCE AND AVAILABILITY OF FUNDS
At June 30, 2017, we held €24.0 million of cash and cash equivalents compared to €71.3 million at March 31, 2017. To minimize the concentration of counterparty risk, our cash equivalents and AAA-rated money market funds are placed with highly rated European and US financial institutions. The marked decrease in our cash balance compared to the Q1 2017 quarter-end was primarily due to the acquisition of SFR BeLux in June 2017 for which we drew €210.0 million under our revolving credit facilities and settled the remainder through available cash and cash equivalents. In addition, we incurred €37.2 million of financing-related fees in Q2 2017 including (i) a make-whole premium of €19.1 million linked to the early redemption of our 6.25% €450.0 million Senior Secured Notes due 2022 and (ii) €18.1 million of debt issuance fees linked to the new debt issuances described above. Currently, we have access to €310.0 million of available commitments under Revolving Credit Facility AG, subject to compliance with the covenants mentioned below. In addition, we entered into a €25.0 million banking overdraft facility in September 2016, allowing for a tighter management of our outstanding cash balances.
NET LEVERAGE RATIO
As of June 30, 2017, the outstanding balance of our consolidated total borrowings and total cash and cash equivalents - as defined under our 2015 Amended Senior Credit Facility - resulted in a Net Total Debt to Consolidated Annualized EBITDA ratio of 3.4x (March 31, 2017: 3.5x). As per our 2015 Amended Senior Credit Facility, our Consolidated Annualized EBITDA includes certain unrealized synergies with regards to both the acquisition of BASE and SFR BeLux, while our Net Total Debt excludes the amounts drawn under our revolving credit facilities. Our current net leverage ratio is significantly below the covenant of 6.0x and the availability test of 5.0x.

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2.7    Capital expenditures

Accrued capital expenditures reached €279.1 million for the first six months of 2017, representing approximately 23% of our revenue versus approximately 26% for the first six months of 2016. Our accrued capital expenditures for the first six months of 2016 reflected the recognition of the non-exclusive Jupiler Pro League broadcasting rights for the previous 2016-2017 season, which was the final season under the current contract, and the extension of the exclusive UK Premier League broadcasting rights for the next three seasons as of the 2016-2017 season. Under EU IFRS, these broadcasting rights have been capitalized as intangible assets and will be amortized on a pro-rata basis as the season progresses. In early May 2017, we successfully extended the broadcasting rights for the domestic Jupiler Pro League for the next three seasons on a non-exclusive basis. As the new contract with the Pro League was not yet signed on June 30, 2017, we did not yet recognize any football broadcasting rights in Q2 2017.

Set-top box related capital expenditures for the first six months of 2017 represented €12.8 million (Q2 2017: €4.5 million), which marked an 18% decrease compared to the prior year period driven by lower enhanced video subscriber growth on a gross basis and higher churn due to the intensely competitive environment. For the first six months of 2017, set-top box related capital expenditures represented approximately 5% of our total accrued capital expenditures.

Capital expenditures for customer installations totaled €31.5 million for the first six months of 2017 (Q2 2017: €15.7 million), or approximately 11% of total accrued capital expenditures, as compared to €36.8 million in H1 last year. The 14% year-on-year decrease in our customer installations capital expenditures reflected lower gross sales for our advanced fixed services of enhanced video, broadband internet and fixed-line telephony and increased efficiencies in our install processes.

As in recent quarters, the vast majority of our capital expenditures are geared towards targeted investments in both our fixed and mobile infrastructures, aimed at boosting the customer experience and allowing us to unlock MVNO-related synergies by moving our Telenet mobile subscribers over to the acquired BASE network. Following the BASE acquisition in February 2016, we aim to invest up to €250.0 million in the upgrade of our acquired mobile network, including (i) the upgrade of an estimated 2,800 macro sites equipped with the latest technologies, (ii) the roll-out of 800 to 1,000 new mobile sites across the whole of Belgium and (iii) targeted investments in fiber backhaul for the vast majority of our current and future macro sites. In addition, we have embarked on a €500.0 million five-year network investment program “De Grote Netwerf”, aimed at boosting the data capacity of our HFC network to 1 GHz, which is expected to end mid-2019. Accrued capital expenditures for network growth and upgrades amounted to €132.1 million for the first six months of 2017 (Q2 2017: €80.5 million), and represented approximately 47% of total accrued capital expenditures.

The remainder of our accrued capital expenditures included refurbishments and replacements of network equipment, sports content acquisition costs, and recurring investments in our IT platform and systems. These reached €102.7 million for the first six months of 2017 compared to €169.0 million for the first six months of 2016 and were impacted by the recognition of the aforementioned football broadcasting rights in Q1 2016.

The above implies that approximately 63% of our accrued capital expenditures for the first six months of 2017 were scalable and subscriber growth related. In Q2 2017, our accrued capital expenditures were €153.6 million, representing a 33% year-on-year increase and equivalent to around 25% of our revenue in the quarter. Compared to the first quarter of 2017, our accrued capital expenditures accelerated in line with our FY 2017 outlook, which was primarily driven by the aforementioned network upgrades. We will continue to closely monitor our capital expenditures in order to make sure that they drive incremental returns.

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3    Outlook and other information

3.1    Outlook

Having achieved flat rebased revenue growth and 5% rebased Adjusted EBITDA growth for the first six months of 2017, we remain on track to deliver on our full year 2017 outlook post the SFR BeLux acquisition, including our medium-term commitment to deliver 5-7% Adjusted EBITDA growth over the 2015-2018 period.

As in the first half of the year, our rebased revenue growth in the second half of 2017 will continue to be affected by certain regulatory headwinds as we communicated in February this year. At the same time, our mobile business will continue to be impacted by (i) lower out-of-bundle revenue, (ii) structural challenges in the prepaid segment, including the effects of the prepaid registration, (iii) lower interconnection revenue (including roaming) and (iv) lower revenue generated from handset sales. These headwinds will be broadly offset by continued solid growth in both our cable subscription revenue and our B2B revenue.

Having achieved 5% rebased Adjusted EBITDA growth over the first six months of 2017, we remain on track to achieve mid-single-digit rebased growth for the full year of 2017 despite adverse roaming and competitive impacts which will be offset by continued synergies from the BASE acquisition and tight cost management.

Relative to the first six months of 2017, we expect our accrued capital expenditures to represent a greater proportion of our revenue on the back of the ongoing upgrade to both our fixed and mobile infrastructures. Moreover, we will also start investing in the acquired SFR BeLux network to improve the overall customer experience including the start of the "Grote Netwerf" program in Brussels. Note that our full year 2017 outlook excludes the recognition of the Belgian football (See 3.3 Subsequent Events).

Finally, we delivered €137.1 million of Adjusted Free Cash Flow in H1 2017 as the negative impact of higher cash taxes has been more than offset by (i) robust rebased Adjusted EBITDA growth, (ii) lower cash interest expenses following certain refinancings, (iii) the start of our vendor financing platform since Q3 last year and (iv) an improved trend in our working capital. As a result, we remain on track to achieve an Adjusted Free Cash Flow between €350.0 and 375.0 million for the full year.

Exhibit 3: Outlook FY 2017

Outlook FY 2017
Revenue (rebased)	Stable
Adjusted EBITDA growth(a) (rebased)	Mid-single-digit
Accrued capital expenditures, as a % of revenue	Around 24%(b)
Adjusted Free Cash Flow(c)	€350.0 - 375.0 million(d)

(a) A reconciliation of our Adjusted EBITDA guidance for 2017, and our Adjusted EBITDA CAGR for 2015-2018, to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.
(b) Excluding the recognition of the Belgian football broadcasting rights.
(c) A reconciliation of our Adjusted Free Cash Flow guidance for 2017 to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.
(d) Assuming the tax payment on our 2016 tax return will not occur until early 2018.

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3.2    Shareholder remuneration

For 2017, the board of directors has authorized a €60.0 million share buy-back program (the “Share Repurchase Program
2017”), effective as of February 16, 2017. Under this program, Telenet may acquire from time to time its common stock, to a maximum of 1,100,000 shares, for maximum consideration of €60.0 million, within a six (6) month period. The share repurchases will be conducted under the terms and conditions approved by the extraordinary general shareholders’ meeting of the Company of April 30, 2014. At June 30, 2017, a total of 479,177 shares had been repurchased through an intermediary for a total consideration of €26.3 million. In light of the above, the board of directors decided to extend the duration of the Share Repurchase Program 2017 to December 31, 2017, committed to acquire a maximum of 1.1 million shares by year-end 2017.

The board of directors remains committed to deliver attractive and sustainable shareholder value in line with the Company’s long-term Net Total Debt to Consolidated Annualized EBITDA ratio. This methodology provides for an optimal balance between growth, shareholder returns and attractive access to capital markets. The Company aims to achieve this leverage target through potential value-accretive acquisitions and/or investments to support future business growth and cash returns to shareholders, underpinned by strong Adjusted Free Cash Flow generation and a continued optimization of the financing structure.

3.3    Subsequent event

Extension of Jupiler Pro League broadcasting rights
In early May 2017, Telenet extended the non-exclusive broadcasting rights for the Jupiler Pro League for the next three seasons until the 2019-2020 season. In addition, Telenet also gained the exclusive OTT rights, while through its 50% shareholding in the local media company De Vijver Media Telenet also holds the exclusive rights on the match summaries. At the end of July 2017, a formal agreement was signed by all parties. As in previous years, these broadcasting rights will be capitalized under EU IFRS and amortized as the seasons progress. As a result, Telenet will recognize these broadcasting rights in its accrued capital expenditures in Q3 2017.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2017	18

4    Telenet Group Holding NV – Consolidated interim operating statistics

As of and for the three months ended June 30,	2017	2016	Change %

Total Services - Combined Network

Homes passed (13)	3,328,000	2,963,500	12%

Video
Basic video (6)	265,500	308,900	(14)%
Enhanced video (7)	1,796,500	1,728,100	4%
Total video	2,062,000	2,037,000	1%

Internet
Residential broadband internet	1,517,500	1,444,800	5%
Business broadband internet	150,900	141,900	6%
Total broadband internet (8)	1,668,400	1,586,700	5%

Fixed-line telephony
Residential fixed-line telephony	1,205,400	1,182,000	2%
Business fixed-line telephony	98,600	64,500	53%
Total fixed-line telephony (9)	1,304,000	1,246,500	5%

Total RGUs (14)	5,034,400	4,870,200	3%

Churn (15)

Video	8.1%	7.0%
Broadband internet	8.1%	6.9%
Fixed-line telephony	9.0%	7.7%

Customer relationship information

Triple-play customers	1,183,300	1,122,400	5%
Total customer relationships (11)	2,212,400	2,161,300	2%
Services per customer relationship (11)	2.28	2.25	1%
ARPU per customer relationship (in € / month) (11) (12)	54.9	53.4	3%

As of and for the three months ended June 30,	2017	2016	Change %

Mobile statistics

Mobile telephony
Postpaid subscribers	2,218,600	2,025,800	10%
Prepaid subscribers	620,100	982,100	(37)%
Total mobile subscribers (10)	2,838,700	3,007,900	(6)%

In Q2 2017, a total of 14,100 residential broadband internet subscribers have been reclassed to business broadband internet. We have not adjusted the prior periods.

Our Q2 2017 end-of-period mobile prepaid subscriber count reflected (i) the impact of the sale of Ortel to Lycamobile as of March 1, 2017 and (ii) the impact from the mandatory prepaid registration as of June 7, 2017. As such, respectively, 157,900 and 53,300 mobile prepaid subscribers were removed from our subscriber count.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2017	19

5	Telenet Group Holding NV – Selected EU IFRS condensed
consolidated interim financial statements

5.1	EU IFRS condensed consolidated interim statement of profit or loss and other comprehensive income (unaudited)

(€ in millions, except shares and per share amounts)	For the three months ended			For the six months ended
	June 30,			June 30,
	2017	2016	Change %	2017		2016	Change %
Profit for the period
Revenue

Revenue	622.3	626.1	(1%)	1,238.3		1,178.6	5%

Expenses

Cost of services provided	(379.5)	(350.5)	8%	(767.0)		(667.2)	15%

Gross profit	242.8	275.6	(12%)	471.3		511.4	(8%)

Selling, general & administrative expenses	(120.6)	(136.5)	(12%)	(236.6)		(239.7)	(1%)

Operating profit	122.2	139.1	(12%)	234.7		271.7	(14%)

Finance income	123.7	—	—%	143.8		0.3	N.M.
Net interest income and foreign exchange gain	123.7	—	—%	143.8		0.3	N.M.
Finance expenses	(230.9)	(127.8)	81%	(272.9)		(247.0)	10%
Net interest expense, foreign exchange loss and other finance expenses	(55.6)	(84.0)	(34%)	(112.8)		(143.9)	(22%)
Net loss on derivative financial instruments	(128.8)	(26.9)	379%	(113.6)		(86.2)	32%
Loss on extinguishment of debt	(46.5)	(16.9)	175%	(46.5)		(16.9)	175%
Net finance expense	(107.2)	(127.8)	(16%)	(129.1)		(246.7)	(48%)
Share of the result (loss) of equity accounted investees	0.5	0.3	67%	(1.3)		(1.9)	(32%)

Profit before income tax	15.5	11.6	34%	104.3		23.1	352%

Income tax expense	(4.5)	(22.6)	(80%)	(27.5)		(42.7)	(36%)

Profit (loss) for the period	11.0	(11.0)	N.M.	76.8		(19.6)	N.M.

Other comprehensive income (loss) for the period, net of income tax
Items that will not be reclassified to profit or loss
Remeasurements of defined benefit liability/(asset)	—	—	—%	—		—	—%
Deferred tax	—	—	—%	—		—	—%
Other comprehensive income for the period, net of income tax	—	—	—%	—		—	—%

Total comprehensive income (loss) for the period	11.0	(11.0)	N.M.	76.8		(19.6)	N.M.

Profit (loss) attributable to:	11.0	(11.0)	N.M.	76.8	0.000001	(19.6)	N.M.
Owners of the Company	11.6	(11.0)	N.M.	75.2		(19.5)	N.M.
Non-controlling interests	(0.6)	—	—%	1.6		(0.1)	N.M.

Total comprehensive income (loss) for the period, attributable to:	11.0	(11.0)	N.M.	76.8		(19.6)	N.M.
Owners of the Company	11.6	(11.0)	N.M.	75.2		(19.5)	N.M.
Non-controlling interests	(0.6)	—	—%	1.6		(0.1)	N.M.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2017	20

(€ in millions, except shares and per share amounts)	For the three months ended			For the six months ended
	June 30,			June 30,
	2017	2016	Change %	2017	2016	Change %
Weighted average shares outstanding	115,419,460	115,948,265		115,430,484	116,593,880
Basic earnings (loss) per share	0.10	(0.09)		0.65	(0.17)
Diluted earnings (loss) per share	0.10	(0.09)		0.65	(0.17)

Revenue by Nature

Subscription revenue:
Video	143.1	142.6	—%	284.1	283.7	—%
Broadband internet	150.5	142.1	6%	298.5	282.0	6%
Fixed-line telephony	59.0	61.6	(4%)	119.4	121.3	(2%)
Cable subscription revenue	352.6	346.3	2%	702.0	687.0	2%
Mobile telephony	135.4	141.8	(5%)	269.3	241.6	11%
Total subscription revenue	488.0	488.1	—%	971.3	928.6	5%
Business services	30.9	29.9	3%	64.8	60.8	7%
Other	103.4	108.1	(4%)	202.2	189.2	7%
Total Revenue	622.3	626.1	(1%)	1,238.3	1,178.6	5%

Expenses by Nature

Network operating expenses	(41.9)	(43.4)	(3%)	(91.0)	(77.2)	18%
Direct costs (programming, copyrights, interconnect and other)	(147.8)	(154.9)	(5%)	(296.9)	(291.8)	2%
Staff-related expenses	(62.7)	(67.3)	(7%)	(126.6)	(124.1)	2%
Sales and marketing expenses	(24.0)	(23.8)	1%	(42.9)	(47.4)	(9%)
Outsourced labor and Professional services	(8.7)	(7.2)	21%	(19.1)	(14.4)	33%
Other indirect expenses	(34.2)	(39.1)	(13%)	(69.4)	(71.2)	(3%)
Restructuring charges	(0.9)	—	—%	(0.9)	0.2	N.M.
Operating charges related to acquisitions or divestitures	(1.5)	(5.3)	(72%)	(1.9)	(6.4)	(70%)
Share-based payments granted to directors and employees	(3.4)	(3.6)	(6%)	(7.8)	(4.7)	66%
Depreciation	(117.2)	(92.6)	27%	(227.2)	(173.2)	31%
Amortization	(45.5)	(39.5)	15%	(88.1)	(71.7)	23%
Amortization of broadcasting rights	(13.3)	(10.8)	23%	(31.3)	(25.9)	21%
Gain (loss) on disposal of subsidiaries	1.0	0.5	100%	(0.5)	0.9	N.M.

Total Expenses	(500.1)	(487.0)	3%	(1,003.6)	(906.9)	11%

N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2017	21

5.2    EU IFRS condensed consolidated interim statement of cash flows (unaudited)

(€ in millions)	For the three months ended				For the six months ended
	June 30,				June 30,
	2017	2016	Change %		2017	2016	Change %

Cash flows from operating activities
Profit (loss) for the period	11.0	(11.0)	N.M.		76.8	(19.6)	N.M.
Depreciation, amortization, impairment and restructuring charges	175.9	142.4	24%		348.0	269.9	29%
Working capital changes and other non cash items	8.9	2.9	207%		21.4	(38.0)	N.M.
Income tax expense	4.5	22.6	(80%)		27.5	42.7	(36%)
Net interest expense, foreign exchange loss and other finance expenses	(68.1)	84.0	N.M.		(31.0)	143.6	N.M.
Net loss on derivative financial instruments	128.8	26.9	379%		113.6	86.2	32%
Loss on extinguishment of debt	46.5	16.9	175%		46.5	16.9	175%
Cash interest expenses and cash derivatives	(44.1)	(39.7)	11%		(107.8)	(124.7)	(14%)
Income taxes paid	—	(5.0)	(100%)		(114.3)	(92.0)	24%

Net cash from operating activities	263.4	240.0	10%		380.7	285.0	34%

Cash flows from investing activities
Purchases of property and equipment	(80.3)	(53.4)	50%		(179.9)	(121.2)	48%
Purchases of intangibles	(35.3)	(59.7)	(41%)		(81.1)	(105.2)	(23%)
Acquisition of other investments	(2.0)	(1.8)	11%	—%	(2.0)	(1.8)	11%
Acquisition of subsidiary, net of cash acquired	(388.7)	—	—%		(389.3)	(1,180.6)	(67%)
Acquisition of and loans to equity accounted investees	—	(0.5)	(100%)		—	(0.5)	(100%)
Proceeds from sale of property and equipment	1.1	0.6	83%		1.9	3.2	(41%)
Purchase of broadcasting rights for resale purposes	—	(0.1)	(100%)		(0.1)	(0.2)	(50%)
Proceeds from the sale of broadcasting rights for resale purposes	—	0.1	(100%)		0.1	0.2	(50%)

Net cash used in investing activities	(505.2)	(114.8)	340%		(650.4)	(1,406.1)	(54%)

Cash flows from financing activities
Repayments of loans and borrowings	(723.4)	(997.0)	(27%)		(723.4)	(997.0)	(27%)
Proceeds from loans and borrowings	960.7	739.6	30%		977.2	1,956.6	(50%)
Repurchase of own shares	(6.3)	(20.0)	(69%)		(26.3)	(40.0)	(34%)
Sale of own shares	13.8	—	—%		25.2	—	—%
Payments for early termination of derivative financial instruments	—	(10.7)	(100%)		—	(10.7)	(100%)
Payments for early termination of loans and borrowings	(19.1)	(9.9)	93%		(19.1)	(9.9)	93%
Payments for debt issuance costs	(17.8)	(13.8)	29%		(18.1)	(27.8)	(35%)
Other financing activities (incl. finance leases)	(13.4)	(7.2)	86%		(21.0)	(11.2)	88%
	—
Net cash from (used in) financing activities	194.5	(319.0)	N.M.		194.5	860.0	(77%)

Net decrease in cash and cash equivalents
Cash at beginning of period	71.3	210.0	(66%)		99.2	277.3	(64%)
Cash at end of period	24.0	16.2	48%		24.0	16.2	48%

Net cash used	(47.3)	(193.8)	(76%)		(75.2)	(261.1)	N.M.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2017	22

(€ in millions)	For the three months ended			For the six months ended
	June 30,			June 30,
	2017	2016	Change %	2017	2016	Change %

Adjusted Free Cash Flow
Net cash from operating activities	263.4	240.0	10%	380.7	285.0	34%
Cash payments for direct acquisition and divestiture costs	0.1	5.6	(98%)	0.1	8.5	(99%)
Expenses financed by an intermediary	13.4	—	—%	29.9	—	—%
Purchases of property and equipment	(80.3)	(53.4)	50%	(179.9)	(121.2)	48%
Purchases of intangibles	(35.3)	(59.7)	(41%)	(81.1)	(105.2)	(23%)
Principal payments on amounts financed by vendors and intermediaries	(3.3)	—	—%	(3.3)	—	—%
Principal payments on capital leases (excluding network-related leases assumed in acquisitions)	(0.4)	(0.5)	(20%)	(0.9)	(0.9)	—%
Principal payments on post acquisition additions to network leases	(4.6)	(3.6)	28%	(8.4)	(6.9)	22%

Adjusted Free Cash Flow	153.0	128.4	19%	137.1	59.3	131%

N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2017	23

5.3    EU IFRS condensed consolidated interim statement of financial position
(unaudited)

(€ in millions)	June 30,	December 31,	Change
	2017	2016

ASSETS
Non-current Assets:
Property and equipment	2,115.2	2,046.8	68.4
Goodwill	1,863.2	1,540.9	322.3
Other intangible assets	660.5	709.2	(48.7)
Deferred tax assets	208.5	135.5	73.0
Investments in and loans to equity accounted investees	26.0	27.4	(1.4)
Other investments	3.8	1.8	2.0
Derivative financial instruments	14.0	49.7	(35.7)
Trade receivables	4.0	4.8	(0.8)
Other assets	16.3	16.5	(0.2)
Total non-current assets	4,911.5	4,532.6	378.9

Current Assets:
Inventories	21.9	21.7	0.2
Trade receivables	209.8	206.0	3.8
Other current assets	132.9	125.2	7.7
Cash and cash equivalents	24.0	99.2	(75.2)
Derivative financial instruments	27.3	22.8	4.5
Total current assets	415.9	474.9	(59.0)

TOTAL ASSETS	5,327.4	5,007.5	319.9

EQUITY AND LIABILITIES
Equity:
Share capital	12.8	12.8	—
Share premium and other reserves	989.2	966.1	23.1
Retained loss	(2,134.8)	(2,190.1)	55.3
Remeasurements	(14.9)	(14.8)	(0.1)
Total equity attributable to owners of the Company	(1,147.7)	(1,226.0)	78.3
Non-controlling interests	20.0	18.4	1.6
Total equity	(1,127.7)	(1,207.6)	79.9

Non-current Liabilities:
Loans and borrowings	4,541.5	4,642.5	(101.0)
Derivative financial instruments	172.1	94.7	77.4
Deferred revenue	0.5	0.7	(0.2)
Deferred tax liabilities	163.6	166.0	(2.4)
Other liabilities	107.8	94.6	13.2
Total non-current liabilities	4,985.5	4,998.5	(13.0)

Current Liabilities:
Loans and borrowings	412.6	139.4	273.2
Trade payables	188.2	182.3	5.9
Accrued expenses and other current liabilities	531.0	559.2	(28.2)
Deferred revenue	106.0	101.7	4.3
Derivative financial instruments	25.8	16.0	9.8
Current tax liability	206.0	218.0	(12.0)
Total current liabilities	1,469.6	1,216.6	253.0

Total liabilities	6,455.1	6,215.1	240.0

TOTAL EQUITY AND LIABILITIES	5,327.4	5,007.5	319.9

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2017	24

(1)
For purposes of calculating rebased growth rates on a comparable basis for the three and six months ended June 30, 2017, we have adjusted our historical revenue and Adjusted EBITDA to (i) include the pre-acquisition revenue and Adjusted EBITDA of BASE (fully consolidated since February 11, 2016) and SFR BeLux (fully consolidated since June 19, 2017) in our rebased amounts for the three and six months ended June 30, 2016 to the same extent that the revenue and Adjusted EBITDA of such entities are included in our results for the three and six months ended June 30, 2017 and (ii) exclude the revenue and Adjusted EBITDA of the disposals of certain legacy fixed-line products at BASE and Ortel made during Q1 2017 to the same extent that the revenue and Adjusted EBITDA of these disposed business is excluded from our results for the three and six months ended June 30, 2017. We have reflected the revenue and operating profit of BASE and SFR BeLux in our 2016 rebased amounts based on what we believe to be the most reliable information that is currently available (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant effects of acquisition accounting adjustments, (ii) any significant differences between our accounting policies and those of the acquired entities and (iii) other items we deems appropriate. We do not adjust pre-acquisition periods to eliminate non-recurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and Adjusted EBITDA of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebased growth percentages are not necessarily indicative of the revenue and Adjusted EBITDA that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and Adjusted EBITDA that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance.

(2)
Under “Choose Your Device” contractual arrangements, which include separate contracts for the mobile handset and airtime, Telenet generally recognizes the full sales price for the mobile handset upon delivery as a component of other revenue, regardless of whether the sales price is received upfront or in installments. Revenue associated with the airtime services is recognized as mobile subscription revenue over the contractual term of the airtime services contract. Prior to the launch of “Choose Your Device” in July 2015, handsets were generally provided to customers on a subsidized basis. As a result, revenue associated with the handset was only recognized upfront to the extent of cash collected at the time of sale, and the monthly amounts collected for both the handset and airtime were included in mobile subscription revenue over the term of the contract. Handset costs associated with “Choose Your Device” handset revenue are expensed at the point of sale.

(3)
EBITDA is defined as profit before net finance expense, the share of the result of equity accounted investees, income taxes, depreciation, amortization and impairment. Adjusted EBITDA is defined as EBITDA before stock-based compensation and restructuring charges, and before operating charges or credits related to successful or unsuccessful acquisitions or divestitures. Operating charges or credits related to acquisitions or divestitures include (i) gains and losses on the disposition of long-lived assets, (ii) due diligence, legal, advisory and other third-party costs directly related to the Company’s efforts to acquire or divest controlling interests in businesses, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Adjusted EBITDA is an additional measure used by management to demonstrate the Company’s underlying performance and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure. A reconciliation of this measure to the most directly comparable EU IFRS measure is disclosed in Exhibit 1 on page 12.

(4)
Accrued capital expenditures are defined as additions to property, equipment and intangible assets, including additions from capital leases and other financing arrangements, as reported in the Company’s consolidated statement of financial position on an accrued basis.

(5)
Adjusted Free Cash Flow is defined as net cash provided by the Company’s operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and divestitures and (ii) expenses financed by an intermediary, less (i) purchases of property and equipment and purchases of intangibles as reported in the Company's consolidated statement of cash flows, (ii) principal payments on amounts financed by vendors and intermediaries, (iii) principal payments on capital leases (exclusive of network-related leases that were assumed in acquisitions), and (iv) principal payments on post acquisition additions to network leases, each as reported in the Company’s consolidated statement of cash flows. Adjusted Free Cash Flow is an additional measure used by management to demonstrate the Company’s ability to service debt and fund new investment opportunities and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure.

(6)
Basic Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives Telenet's video service over the Combined Network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that Telenet uses to provide its enhanced service offerings. Telenet counts Revenue Generating Unites (“RGUs”) on a unique premises basis. In other words, a subscriber with multiple outlets in one premise is counted as one RGU and a subscriber with two homes and a subscription to Telenet's video service at each home is counted as two RGUs.

(7)
Enhanced Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives Telenet's video service over the Combined Network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives Telenet's video service in one premise is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As Telenet migrates customers from basic to enhanced video services, Telenet reports a decrease in its Basic Video Subscribers equal to the increase in Telenet's Enhanced Video Subscribers.

(8)	Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over the Combined Network.

(9)
Fixed-line Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives fixed-line voice services over the Combined Network. Fixed-line telephony Subscribers exclude mobile telephony subscribers.

(10)
Telenet's mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2017	25

one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from Telenet's mobile telephony subscriber counts after a 90-day inactivity period.

(11)
Customer Relationships are the number of customers who receive at least one of Telenet's video, internet or telephony services that Telenet counts as RGUs, without regard to which or to how many services they subscribe. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives Telenet's services in two premises (e.g. a primary home and a vacation home), that individual generally will count as two Customer Relationships. Telenet excludes mobile-only customers from Customer Relationships.

(12)
Average Revenue Per Unit (“ARPU”) refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding mobile services, Business-to-Business ("B2B") services, interconnect, channel carriage fees, mobile handset sales and installation fees) for the indicated period, by the average of the opening and closing balances for customer relationships for the period.

(13)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to the Combined Network without materially extending the distribution plant. Telenet's Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

(14)
RGU is separately a Basic Video Subscriber, Enhanced Video Subscriber, Internet Subscriber or Fixed-line Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to Telenet's enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, Internet and Fixed-line Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of Telenet's services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or fixed-line telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g. VIP subscribers, free service to employees) generally are not counted as RGUs. Telenet does not include subscriptions to mobile services in its externally reported RGU counts.

(15)
Customer Churn represents the rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from Telenet and is required to return Telenet's equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection is not considered to be disconnected for purposes of Telenet's churn calculations. Customers who move within Telenet's cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

(16)
Telenet's ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscribers in service and is calculated by dividing the average monthly mobile subscription revenue (excluding activation fees, handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Telenet's ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

(17)
Net leverage ratio is calculated as per the 2015 Amended Senior Credit Facility definition, using net total debt, excluding (i) subordinated shareholder loans, (ii) capitalized elements of indebtedness under the Clientele and Annuity Fees, (iii) any finance leases entered into on or prior to August 1, 2007, and (iv) any indebtedness incurred under the network lease entered into with the pure intermunicipalities up to a maximum aggregate amount of €195.0 million, divided by last two quarters’ Consolidated Annualized EBITDA.

Investor & Analyst call – Telenet will host an earnings call for institutional investors and analysts on August 2, 2017 at 3pm CET, For details and webcast links, please visit: http://investors.telenet.be.

Contacts

Investor Relations:	Rob Goyens	rob.goyens@telenetgroup.be	Phone: +32 15 333 054
Press & Media Relations:	Stefan Coenjaerts	stefan.coenjaerts@telenetgroup.be	Phone: +32 15 335 006

About Telenet – As a provider of entertainment and telecommunication services in Belgium, Telenet Group is always looking for the perfect experience in the digital world for its customers. Under the brand name Telenet, the company focuses on offering digital television, high-speed Internet and fixed and mobile telephony services to residential customers in Flanders and Brussels. Under the brand name BASE, it supplies mobile telephony in Belgium. The Telenet Business department serves the business market in Belgium and Luxembourg with connectivity, hosting and security solutions. More than 3,000 employees have one aim in mind: making living and working easier and more pleasant. Telenet Group is part of Telenet Group Holding NV and is quoted on Euronext Brussel under ticker symbol TNET. For more information, visit www.telenet.be. Telenet is 57% owned by Liberty Global - the world's largest international TV and broadband company, investing, innovating and empowering people in more than 30 countries across Europe, Latin America and the Caribbean to make the most of the digital revolution.

Additional Information – Additional information on Telenet and its products can be obtained from the Company’s website http://www.telenet.be. Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of this website. The Company’s Consolidated Annual Report 2016 as well as unaudited condensed consolidated interim financial statements and presentations related to the financial results for the six months ended June 30, 2017 have been made available on the investor relations pages of the Company’s website (http://investors.telenet.be).

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2017	26

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995 – Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements related to our financial and operational outlook; future growth prospects;, strategies; product, network and technology launches and expansion and the anticipated impact of the acquisitions of BASE, Coditel Brabant SPRL and Coditel S.à r.l. on our combined operations and financial performance, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations; potential adverse competitive, economic or regulatory developments; our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations; our ability to make value-accretive investments; and our ability to sustain or increase shareholder distributions in future periods. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Financial Information – The consolidated annual financial statements of Telenet Group Holding as of and for the year ended December 31, 2016 have been prepared in accordance with EU IFRS unless otherwise stated and have been made available on the Company’s website.

Non-GAAP measures –Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission’s Regulation G. For related definitions and reconciliations, see the Investor Relations section of the Liberty Global plc website (http://www.libertyglobal.com). Liberty Global plc is the Company’s controlling shareholder.

This document has been released on August 2, 2017 at 7:00am CET